Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2006 First Quarter Financial Results

Princeton, N.J.; May 5, 2006 — Medarex, Inc. (Nasdaq: MEDX) announced today its financial results for the three-month period ended March 31, 2006.

Medarex’s net loss for the three-month period ended March 31, 2006 was $36.0 million or ($0.32) per share. Medarex’s net loss for the period includes $2.4 million or ($0.02) per share representing Medarex’s share of the 2006 net loss of Celldex Therapeutics, Inc. (a 60% owned subsidiary), a non-cash charge of $3.4 million or ($0.03) per share for stock based compensation as a result of the adoption of FAS 123(R) on January 1, 2006 and a non-cash gain on our investment in Genmab of approximately $3.2 million or $0.03 per share. Excluding the impact of these items, Medarex’s net loss on a non-GAAP basis for the three-month period ended March 31, 2006 was $33.4 million or ($0.30) per share.

Total revenues for the three-month period ended March 31, 2006 were $13.1 million, an increase of $4.6 million as compared to $8.5 million for the same period in 2005. The increase in revenue for the three-month period ended March 31, 2006 was primarily the result of increases in the reimbursement of product development costs from certain of Medarex’s collaborations and payments received from Medarex’s contract and licensing business.

Research and development (R&D) expenses for the three-month period ended March 31, 2006 were $45.6 million, an increase of $16.5 million, as compared to $29.1 million for the same period in 2005. Included in R&D expense for the quarter was approximately $2.3 million related to Celldex’s R&D activities and approximately $2.0 million of stock-based compensation. The remaining increase of $12.2 million was primarily attributable to increased clinical trial costs for Medarex’s ipilimumab (also known as MDX-010) program.

General and administrative (G&A) expenses for the three-month period ended March 31, 2006, were $9.2 million, an increase of $3.5 million, as compared to $5.7 million for the same period in 2005. This increase relates principally to Celldex’s G&A expenses for the quarter of $2.0 million and approximately $1.4 million of stock-based compensation.

Medarex ended the quarter with approximately $330.3 million in cash, cash equivalents, marketable securities and segregated cash. Approximately $23.4 million of this balance relates to Celldex. The March 31, 2006 cash, cash equivalents and marketable securities balance does not include approximately $111.3 million of proceeds from the sale of 10 million shares of common stock completed in April 2006. In addition, as of March 31, 2006, the market value of Medarex’s equity interest in Genmab was approximately $232.5 million.

Medarex’s product development and business accomplishments during the first quarter of 2006 included the following:

•                  Announcing the initiation of a second registrational trial for ipilimumab in previously-treated (second-line) metastatic melanoma patients;

•                  Receiving an undisclosed milestone payment from Medarex’s licensing partner, ImClone Systems Incorporated, for the Investigational New Drug (IND) application filing of an undisclosed anti-cancer antibody;

•                  Initiation of a Phase I clinical trial of MDX-1388 in combination with MDX-066, two fully human antibodies being developed with the Massachusetts Biologic Laboratories that target C. difficile Toxin B and Toxin A for the treatment of C. difficile-acquired diarrhea;

•                  Announcing the filing of an IND application by Medarex’s licensing partner, NovImmune SA, for NI-0401, a fully human antibody that targets CD3 antigen for the treatment of autoimmune disease;

•                  Announcing with Medarex’s partner, PharmAthene, Inc., the grant of orphan drug status and fast track designation by the U.S. Food and Drug Administration for Valortim™ (MDX-1303) for the treatment of anthrax infection, as well as the receipt of $2.05 million in funding from the 2006 U.S. Department of Defense Appropriations bill;

•                  Receiving orphan drug status from the FDA for MDX-060 (currently in  Phase II clinical trials for Hodgkin’s disease and lymphoma) for the treatment of CD30-positive T-cell lymphomas;

•                  Entering into a licensing agreement with Organon, the human health care business unit of Akzo Nobel, to develop fully human antibodies for the treatment of a variety of diseases; and

•                  Entering into a second collaboration with Ono Pharmaceutical Co., Ltd., in this case for the research and development of a fully human anti-SDF-1 antibody for the potential treatment of multiple indications.

Upcoming data scheduled for presentation at the Annual Meeting of the American Society of Clinical Oncology (ASCO), being held in Atlanta, GA on June 2-6, 2006, include:

•                  An oral presentation on “A dose-escalation trial of GM-CSF-gene transduced allogeneic prostate cancer cellular immunotherapy in combination with a fully human anti-CTLA antibody (MDX-010, ipilimumab) in patients with metastatic hormone-refractory prostate cancer (mHRPC)” (Abstract #2500) during the conference’s Immunotherapy in Prostate Cancer session on Saturday, June 3rd in Building B, Level 4, Room B406;

•                  An oral presentation on a “Phase II trial of extended dose anti-CTLA-4 antibody ipilimumab (formerly MDX-010) with a multi-peptide vaccine for resected stages IIIC and IV melanoma” (Abstract #2510) during the conference’s Developmental Therapeutics: Immunotherapy session on Sunday, June 4th in Building B, Level 4, Room B406;

•                  An oral presentation on “A phase I trial of combination immunotherapy with CTLA-4 blockade and GM-CSF in hormone-refractory prostate cancer” (Abstract #2508) during the conference’s Developmental Therapeutics: Immunotherapy session on Sunday, June 4th in Building B, Level 4, Room B406; and

•                  A poster presentation on “A phase I, pharmacokinetic (PK) and pharmacodynamic (PD) study of MDX-214, a novel immune-mediated mechanism agent targeting the epithelial growth factor receptor (EGFR), in patients with advanced solid tumors” (Abstract #2523) during the conference’s Developmental Therapeutics: Immunotherapy session on Tuesday, June 6th in Building B, Level 4, Room B401.

“For the first quarter, we and our partners accomplished much — from filing INDs for novel products to initiating a new registrational study for ipilimumab — to broaden the pipeline and to move products toward commercialization,” said Donald L. Drakeman, President and CEO of Medarex.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Thirty-one of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with four of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing, as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent Quarterly Reports on Form 10-Q. There can be no assurance that such development efforts will succeed or that other developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

MEDAREX, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)
Contract and license revenues	$8,622	$6,532
Reimbursement of development costs	4,455	1,979
Total revenues	13,077	8,511

Costs and expenses:
Research and development	45,607	29,126
General and administrative	9,233	5,735
Operating loss	(41,763)	(26,350)

Equity in net loss of affiliate	(1,037)	(1,657)
Interest income, net	2,196	1,433
Impairment loss on investments in partners	—	(20,264)
Minority interest - Celldex	1,607	—
Non-cash gain on loss of significant influence in Genmab	3,202	—
Loss before provision for income taxes	(35,795)	(46,838)
Provision for income taxes	222	58
Net loss	$(36,017)	$(46,896)

Basic and diluted net loss per share	$(0.32)	$(0.44)

Weighted average number of common shares outstanding during the year - basic and diluted	112,213	106,999

Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)	(1)
Cash, cash equivalents and marketable securities - Medarex	$305,181	$326,095
Cash and cash equivalents - Celldex	23,053	25,212
Other current assets	30,734	31,608
Property, buildings and equipment, net	83,875	85,984
Marketable securities - Genmab	232,511	—
Investment in Genmab	—	3,255
Investments in, and advances to affiliate and partners	7,757	6,400
Segregated cash - non current	2,036	2,033
Other assets	5,864	6,289
	$691,011	$486,876

Current liabilities	$55,854	$53,716
Other liabilities	106,745	110,859
Convertible notes	150,000	150,000
Minority interest	9,983	11,590
Shareholders’ equity	368,429	160,711
	$691,011	$486,876

(1) Derived from the December 31, 2005 audited financial statements. For further information, refer to the financial statements and footnotes thereto included in Medarex’s Annual Report on Form 10-K for the year ended December 31, 2005.

MEDAREX, INC.
Condensed Statements of Operations
(Non-GAAP Basis)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)
Contract and license revenues	$8,494	$6,532
Reimbursement of development costs	4,455	1,979
Total revenues	12,949	8,511
Costs and expenses:
Research and development	41,268	29,126
General and administrative	5,801	5,735
Operating loss	(34,120)	(26,350)

Equity in net loss of affiliate	(1,037)	(1,657)
Interest income, net	1,951	1,433
Impairment loss on investments in partners	—	(20,264)

Loss before provision for income taxes	(33,206)	(46,838)
Provision for income taxes	222	58
Net loss	$(33,428)	$(46,896)

Basic and diluted net loss per share	$(0.30)	$(0.44)

Weighted average number of common shares outstanding during the year - basic and diluted	112,213	106,999

MEDAREX, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss (1)
(In thousands, except per share data)
(unaudited)

GAAP Net loss	$(36,017)

Celldex Net loss(2)	4,018

Minority interest - Celldex (2)	(1,607)

Stock-Based compensation expense (3)	3,380

Non-cash gain on loss of significant influence in Genmab (4)	(3,202)
Non-GAAP Net loss	$(33,428)

GAAP Net loss per share, per share, basic and diluted	$(0.32)

Non-GAAP Net loss per share, basic and diluted	$(0.30)

Shares used in computing basic and diluted GAAP and Non-GAAP net loss per share	112,213

(1)          These 2006 Non-GAAP amounts are intended to illustrate the Company’s results of operations for the three-month period ended March 31, 2006, excluding the items discussed below. Management of the Company believes the Non-GAAP results are a useful measure of the Company’s results of operations, because, in management’s view, the inclusion of these items as required by GAAP are not necessarily indicative of or directly attributable to the Company’s continuing performance.

(2)          In management’s view, the operations of Celldex are not necessarily indicative of or directly attributable to the Company’s continuing operations.

(3)          For the three-month period ended March 31, 2006, the Company incurred $3.4 million in stock compensation expense of which $2.0 million is included in research and development expenses and $1.4 million is included in general and administrative expenses. Stock compensation expense includes costs associated with stock awards, including stock options, which were recorded in accordance with the provisions of FAS 123(R). FAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method. The Company adopted FAS 123(R) on a modified prospective basis beginning January 1, 2006.

(4)          In connection with a reduction in the Company’s ownership percentage of Genmab below 20%, accumulated other comprehensive income associated with the investment was first offset against the remaining carrying value of the investment ($2.2 million) reducing the balance to zero, with the remaining balance ($3.2 million) recorded as a non-cash gain in accordance with FASB Staff Position APB 18-1, Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for in Accordance with APB Opinion No. 18 upon a Loss of Significant Influence.